Exhibit 10-3

Form of STAR Stock Option Award Agreement

2025 STOCK AND INCENTIVE COMPENSATION PLAN
AWARD AGREEMENT
______________________________________________________________________________

%%FIRST_NAME_LAST_NAME%-%
%%EMPLOYEE_IDENTIFIER%-%

NON-STATUTORY STOCK OPTION SERIES	%%GRANT_USER_DEFINED_FIELD_2%-%

This grant notice documents an award (the “Award”) of a non-statutory stock option (“Option”) under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the “Plan”), subject to the terms and conditions of the Plan, the Regulations of the Compensation and Leadership Development Committee of the Board of Directors (“Committee”), and as set forth in this Award Agreement (including any Attachments hereto and the Exercise Instructions in place as may be revised from time to time).

Any capitalized terms used in this Agreement that are not otherwise defined herein are defined in the Plan.

Summary of Award Terms

Option Price per Share:	%%OPTION_PRICE,'$999,999,999.99'%-%
Number of Shares:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Date:	%%OPTION_DATE,'DD-Month-YYYY'%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1,'DD-Month-YYYY'%-%
Vest Date:	%%VEST_DATE_PERIOD1,'DD-Month-YYYY'%-%

Option Price per Share:	%%OPTION_PRICE,'$999,999,999.99'%-%
Number of Shares :	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Date:	%%OPTION_DATE,'DD-Month-YYYY'%-%
Expiration Date:	%%EXPIRE_DATE_PERIOD1,'DD-Month-YYYY'%-%
Vest Date:	%%VEST_DATE_PERIOD1,'DD-Month-YYYY'%-%

You may access the Plan by activating this hyperlink: The Procter & Gamble 2025 Stock and Incentive Compensation Plan and the Regulations and Sub Plans by activating this hyperlink: Regulations of the Committee. If you have difficulty accessing the materials online, please send an email to Execcomp.IM@pg.com for assistance.

1.Vesting and Exercise. As long as you remain in compliance with the terms of the Plan and the Regulations, this Award will not be forfeitable, will become exercisable on the Vest Date, and will expire on the Expiration Date. In the event of death, the Vest Date for this Award becomes your date of death and the Award remains exercisable until the Expiration Date.

2.     Restrictive Covenants. By accepting this Award, you agree to be bound by the restrictive covenants outlined in Attachment B hereto (as may be modified by Attachment C hereto).

3.     Entire Agreement. This Award Agreement, including Attachment A, Attachment B, Attachment C, and the Plan and the Regulations of the Committee together constitute an agreement between the Company and you in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by you with the Company regarding this specific Award. Any legal action related to this Award, including Article 6 of the Plan and Attachment B of this Award Agreement, must be brought in any federal or state court located in Hamilton County, Ohio, USA, and you hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this Award.

You do not need to do anything further to accept this Award under the terms of the Plan. Attachment D is a copy of the Employee Acknowledgement and Consent Form that you completed when you elected to receive your STAR award in options.

THE PROCTER & GAMBLE COMPANY

Bala Purushothaman

Chief Human Resources Officer

Attachment A

Please note that when the issue or transfer of the Common Stock covered by this Award may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency, the Company reserves the right to refuse to issue or transfer said Common Stock and that any outstanding Awards may be suspended or terminated and net proceeds may be recovered by the Company if you fail to comply with the terms and conditions governing this Award.

Nature of the Award
By completing this form and accepting the Award evidenced hereby, I acknowledge that: i) the Plan is established voluntarily by The Procter & Gamble Company (“P&G”), it is discretionary in nature and it may be amended, suspended or terminated at any time; ii) Awards under the Plan are voluntary and occasional and this Award does not create any contractual or other right to receive future Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past; iii) all decisions with respect to future Awards, if any, will be at the sole discretion of P&G; iv) my participation in the Plan is voluntary; v) this Award is an extraordinary item and not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; vi) in the event that my employer is not P&G, the Award will not be interpreted to form an employment relationship with P&G; and furthermore, the Award will not be interpreted to form an employment contract with my employer (“Employer”); vii) the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty, may increase or decrease in value and potentially have no value; viii) my participation in the Plan shall not create a right to further employment with my Employer and shall not interfere with the ability of my Employer to terminate my employment relationship at any time, with or without cause; and ix) no claim or entitlement to compensation or damages arises from the termination of the Award or the diminution in value of the Award or shares purchased and I irrevocably release P&G and my Employer from any such claim that may arise.

Data Privacy
I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my Employer and The Procter & Gamble Company and its subsidiaries and affiliates (“P&G”) for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that P&G and my Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in P&G, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere (including countries outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise or settlement of the Award. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Responsibility for Taxes
Regardless of any action P&G or my Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and that P&G and/or my Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the issuance, vesting or exercise, settlement, the subsequent sale of shares acquired, the receipt of any dividends or dividend equivalents or the potential impact of current or future tax legislation in any jurisdiction; and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise or settlement of an Award, I shall pay or make adequate arrangements satisfactory to P&G and/or my Employer to satisfy all withholding and payment on account obligations of P&G and/or my Employer. In this regard, I authorize P&G and/or my Employer to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by P&G and/or my Employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, P&G may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that P&G only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, I shall pay to P&G or my Employer any amount of Tax-Related Items that P&G or my Employer may be required to withhold as a result of my participation in the Plan or my purchase of shares that cannot be satisfied by the means previously described. P&G may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.

Attachment B – Restrictive Covenants
Participant Obligations. In addition to such other conditions as may be established by the Committee, in consideration of the granting of an Award under the terms of the Plan, I agree that I am subject to clauses (a) through (d) below and the other requirements set forth herein and in the Plan, including Article 6, provided, however, that such clauses may be modified or not applicable as set forth in the U.S. Non-Compete Addendum referenced in Attachment C to the Award Agreement. Finally, notwithstanding the foregoing, if I reside in a jurisdiction where the restrictions in this Attachment B are unenforceable, such provisions shall not apply to me.
(a) [Reserved]
(b) [Reserved]
(c) [Reserved]
(d) Subject to the provisions of the section below titled “Defend Trade Secrets Act of 2016”:
i.because a main purpose of the Plan is to strengthen the alignment of interests between employees of P&G and its shareholders to ensure the continued success of P&G, I acknowledge and agree that I will not take any action that is significantly contrary to the best interests of P&G. For purposes of this Attachment B, an action taken “significantly contrary to the best interests of P&G” includes, without limitation, any action taken or threatened by me that the Committee determines has, or is reasonably likely to have, a significant adverse impact on the reputation, goodwill, stability, operation, personnel retention and management, or business of P&G;

ii.    the provisions of this Attachment B are not in lieu of, but are in addition to, my continuing obligations (which I acknowledge and agree by accepting any Award under the Plan) to not use or disclose P&G’s confidential and proprietary trade secret information known to me until any particular confidential and proprietary trade secret information becomes generally known (through no fault of my own), whereupon the restriction on use and disclosure shall cease as to that item. Information regarding products in development, in test marketing or being marketed or promoted in a discrete geographic region, which information P&G is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. As used in this Attachment B, “generally known” means known throughout the domestic United States industry or, in the case of any Participant who has job responsibilities outside of the United States, the appropriate foreign country or countries’ industry;

iii.    by acceptance of any Award granted under the terms of the Plan, I acknowledge and agree that if I was, without authority, to use or disclose, or threaten to use or disclose, P&G’s confidential and proprietary trade secret information or violate or threaten to violate any other covenant of this Attachment B, P&G would be entitled to injunctive and other appropriate relief to prevent me from doing so. I acknowledge and agree that the harm caused to P&G by the breach or anticipated breach of this Attachment B is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. I consent that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of P&G, be entered on consent and enforced by any court having jurisdiction over me, without prejudice to any rights either party may have to appeal from the proceedings which resulted in any grant of such relief; and

iv.    I acknowledge and agree that if I am subject to P&G’s Dodd-Frank Compensation Recoupment Policy, P&G’s Senior Executive Officer Recoupment Policy, and/or any successor policy or similar policy, then such policy applies with respect to Awards under the Plan and is in addition to all other restrictions and remedies set forth herein and in this Attachment B and the Plan.

Defend Trade Secrets Act of 2016. Notwithstanding the requirements of confidentiality contained herein and in Article 6 of the Plan, the federal Defend Trade Secrets Act of 2016 immunizes me against criminal and civil liability under federal or state trade secret laws for my disclosure of trade secrets that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) to my attorney for use in a lawsuit alleging retaliation for reporting a suspected violation of law, provided that any document containing the trade secret is filed under seal and I do not otherwise disclose the trade secret, except pursuant to court order. Additionally, nothing contained in this Attachment B or Article 6 of the Plan prohibits me from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. I do not need prior authorization from P&G to make any such reports or disclosures and am not required to notify P&G about such disclosures. If any of the provisions contained in this Attachment B or Article 6 of the Plan shall for any reason, whether by application of existing law or law which may develop after my acceptance of an Award under the Plan be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, I agree to join P&G in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants, or restrictions of this Attachment B or Article 6 of the Plan shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions of this Attachment B and Article 6 of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Attachment C – Market Supplemental Information
The following table contains additional terms and conditions and disclosures required for your home and/or host market. All Market Supplemental Information documents are links to the actual documents.

Home Market	Host Market	Document Name
US	US	U.S. Non-Compete Addendum
Any	Any	Review disclosures related to the “All Markets” section of the following document: Appendix of Market Specific Terms and Conditions
Any	Australia, Austria, Azerbaijan, Belgium, Brazil, Bulgaria, Canada, Chile, China, Columbia, Costa Rica, Croatia, Czech Republic, Denmark, Ecuador, Egypt, Finland, France, Germany, Greece, Guatemala, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Latvia, Malaysia, Mexico, Morocco, Netherlands, Nigeria, Pakistan, Panama, Peru, Philippines, Poland, Portugal, Romania, Russia, Saudi Arabia, Serbia, Singapore, Slovak Republic, South Africa, South Korea Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, Ukraine, United Arab Emirates, United Kingdom, Vietnam	Review the specific disclosure relevant to your host location in the following document: Appendix of Market Specific Terms and Conditions Appendix of Employee Supplemental Information (Tax - Options)
Any	Canada	PG Annual Report
Not US	All except US	Estate Tax Treatment
Switzerland (Home or Host)		Swiss Tax Treatment

Attachment D - Employee Acknowledgement and Consent

This Employee Acknowledgement and Consent Form must be completed before you can choose stock awards in lieu of cash under the STAR Program. To finish your selection, please read the following and click either the I Agree or I Disagree buttons below.

I understand and agree that I am electing to receive part or all of my STAR award as a stock award under The Procter & Gamble 2025 Stock and Incentive Compensation Plan (the "Plan"). I acknowledge and agree that my election is subject to this Employee Acknowledgement and Consent Form and to the terms of the Plan, but excluding the non-compete provision of Section 6.1(b) of the Plan. The stock award is also subject to and bound by the actions of the Compensation and Leadership Development Committee and of the Company's Board of Directors. This stock award and the Plan together constitute an agreement between the Company and me in accordance with the terms thereof and hereof, and no other understandings and/or agreements have been entered by me with the

Company regarding this specific stock option election. Any legal action related to this option grant may be brought in any federal or state court located in Hamilton County, Ohio, USA, and I hereby agree to accept the jurisdiction of these courts and consent to service of process from said courts solely for legal actions related to this stock award.

Please note that when the issue or transfer of the Common Stock covered by this Award may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency, the Company reserves the right to refuse to issue or transfer said Common Stock and that any outstanding Awards may be suspended or terminated and net proceeds may be recovered by the Company if you fail to comply with the terms and conditions governing this Award.

Nature of the Award

By completing this form and accepting the Award evidenced hereby, I acknowledge that: i) the Plan is established voluntarily by The Procter & Gamble Company ("P&G"), it is discretionary in nature and it may be amended, suspended or terminated at any time; ii) Awards under the Plan are voluntary and occasional and this Award does not create any contractual or other right to receive future Awards, or benefits in lieu of an Award, even if Awards have been granted repeatedly in the past; iii) all decisions with respect to future Awards, if any, will be at the sole discretion of P&G; iv) my participation in the Plan is voluntary; v) this Award is an extraordinary item and not part of normal or expected compensation or salary for any purposes including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; vi) in the event that my employer is not P&G, the Award will not be interpreted to form an employment relationship with P&G; and furthermore, the Award will not be interpreted to form an employment contract with my employer ("Employer"); vii) the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty, may increase or decrease in value and potentially have no value; viii) my participation in the Plan shall not create a right to further employment with my employer and shall not interfere with the ability of my Employer to terminate my employment relationship at any time, with or without cause; and ix) no claim or entitlement to compensation or damages arises from the termination of the Award or the diminution in value of the Award or shares purchased and I irrevocably release P&G and my Employer from any such claim that may arise.

Data Privacy

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my Employer and The Procter & Gamble Company and its subsidiaries and affiliates ("P&G") for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that P&G and my Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in P&G, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan ("Data"). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere (including countries outside the European Economic Area), and that the recipient's country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise or settlement of the Award. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Responsibility for Taxes

Regardless of any action P&G or my Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), I acknowledge that the ultimate liability for all Tax-Related Items is and remains my responsibility and that P&G and/or my Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the issuance, vesting or exercise, settlement, the subsequent sale of shares acquired, the receipt of any dividends or dividend equivalents or the potential impact of current or future tax legislation in any jurisdiction; and (2) do not commit to structure the terms of the Award or any aspect of the Award to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise or settlement of an Award, I shall pay or make adequate arrangements satisfactory to P&G and/or my Employer to satisfy all withholding and payment on account obligations of P&G and/or my Employer. In this regard, I authorize P&G and/or my Employer to withhold all applicable Tax-Related Items from my wages or other cash compensation paid to me by P&G and/or my Employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, P&G may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that P&G only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, I shall pay to P&G or my Employer any amount of Tax-Related Items that P&G or my Employer may be required to withhold as a result of my participation in the Plan or my purchase of shares that cannot be satisfied by the means previously described. P&G may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.

To elect part or all of your STAR award as a stock award, please read and click the button below:

I have read, understand and agree to be bound by the terms of:

•This Employee Acknowledgement and Consent Form, and
•The Procter & Gamble 2025 Stock and Incentive Compensation Plan

I Agree

If you do not wish to elect part or all of your STAR award as a stock award, then please read and click the button below:

I have read and understand the terms noted above.

I do not agree to be bound by these terms, and hereby do not wish to elect part or all of my STAR award as a stock award.